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                                                                     EXHIBIT 8.2

                                                   HUNTON & WILLIAMS LLP
                                                   RIVERFRONT PLAZA, EAST TOWER
                                                   951 EAST BYRD STREET
                                                   RICHMOND, VIRGINIA 23219-4074

                                                   Tel     804 o 788 o 8200
                                                   Fax     804 o 788 o 8218



                                                   FILE NO: 49709.54

June 17, 2005



InteliData Technologies Corporation
11600 Sunrise Valley Drive, Suite 100
Reston, Virginia 20191

                  MERGER OF INTELIDATA TECHNOLOGIES CORPORATION
                       INTO WIZARD ACQUISITION CORPORATION
                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

Ladies and Gentlemen:

We have acted as counsel to InteliData Technologies Corporation, a Delaware corporation ("Company"), in connection with the proposed merger (the "Merger") of Company into Wizard Acquisition Corporation ("Merger Sub"), a Delaware corporation and wholly-owned subsidiary of Corillian Corporation, an Oregon corporation ("Parent"), pursuant to the Agreement and Plan of Merger among Parent, Merger Sub, and Company dated as of March 31, 2005 (the "Agreement"). Any capitalized term used but not defined in this letter has the meaning given that term in the Agreement.

Company's only class of stock outstanding is common stock. In the Merger, each outstanding share of Company stock (other than any stock held by Parent, Company, any of the Parent's or Company's direct and indirect subsidiaries, or dissenters) is to be converted into the right to receive a combination of Parent common stock and cash. In the aggregate, approximately [78] percent of Company stock will be converted into the right to receive Parent common stock (excluding any shares for which dissenter's rights are exercised) and approximately [22] percent of such Company stock will be converted into the right to receive cash. Any Company stockholder who becomes entitled to a fractional share of Parent common stock as a result of the Merger, after aggregating all the stockholder's shares of Company stock, will receive cash from Parent in lieu of the fractional share. Under Delaware law, Company stockholders are entitled to exercise dissenter's rights with respect to the Merger. Any Company stockholder who exercises and perfects dissenter's rights will be entitled to receive cash from Merger Sub (as Company's successor) for the fair value of the stockholder's Company stock.

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InteliData Technologies Corporation
June 17, 2005
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You have requested our opinion concerning certain federal income tax consequences of the Merger. In giving this opinion we have reviewed the Agreement, the Plan of Merger, the Form S-4 Registration Statement under the Securities Act of 1933 relating to the Merger (the "S-4"), and such other documents as we have considered necessary. In addition, appropriate officers of Company and Parent have advised us as follows:

1. Pursuant to the Merger, Company will merge with and into Merger Sub, and Merger Sub will acquire all of the assets and liabilities of Company. Specifically, the assets transferred to Merger Sub pursuant to the Merger will represent at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Company immediately prior to the Merger. For the purpose of determining the percentage of Company's net and gross assets held by Company immediately prior to the Merger, the following assets will be treated as property held by Company immediately prior to the Merger: (i) assets disposed of by the Company (other than assets transferred by Company to Merger Sub in the Merger) prior to the Merger and in contemplation thereof (including without limitation any asset disposed of by the Company, other than in the ordinary course of business, pursuant to a plan or intent existing during the period ending on the Effective Time and beginning with the commencement of negotiations (whether formal or informal) with Parent regarding the Merger), (ii) assets used by Company to pay Company stockholders perfecting dissenter's rights or in lieu of fractional shares of Parent stock, or other expenses or liabilities incurred in connection with the Merger, and (iii) assets used to make distributions, redemptions or other payments in respect of Company stock (except for regular, normal distributions) or in respect of rights to acquire such stock (including payments treated as such for tax purposes), or to repay indebtedness of Company that are made in contemplation of the Merger or that are related thereto.

2. Shares of Company stock representing at least fifty percent (50%) of the aggregate fair market value, immediately prior to the Merger, of all outstanding shares of the Company will be exchanged for Parent stock having an equivalent aggregate fair market value, immediately prior to the Merger.

3. At the Effective Time of the Merger, Merger Sub will not have any outstanding warrants, options, convertible securities or any other type of right to acquire Merger Sub stock (or any other equity interest in Merger Sub) or to vote (or restrict or otherwise control the vote of) shares of Merger Sub stock which, if exercised, would affect Parent's retention of Control of Merger Sub. As used in this letter, "Control" shall mean direct ownership of shares of stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of each other class of stock of the corporation. For purposes of determining Control, a person shall not

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InteliData Technologies Corporation
June 17, 2005
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be considered to own shares of voting stock if rights to vote such shares (or to restrict or otherwise control the voting of such shares) are held by a third party (including a voting trust) other than an agent of such person.

4. Prior to and as of the Effective Time of the Merger, Parent will be in Control of Merger Sub.

5. Merger Sub will not issue additional shares of stock after the Merger, or take any other action, that would result in Parent losing Control of Merger Sub.

6. Neither Parent nor any person related (within the meaning of Treasury Regulation Section 1.368-1(e)(3)) to Parent has a plan or intention to purchase, redeem or otherwise acquire (during the five-year (5-year) period beginning on the Effective Time) any of the Parent stock issued to the Company stockholders in the Merger, either directly or through any transaction, agreement, or arrangement with any other person. For purposes of this paragraph, repurchases in the open market pursuant to an ongoing stock repurchase program, which was not created or modified in connection with a plan or intent formed subsequent to the initiation of negotiations concerning the Merger and for which there is a reasonable business purpose, will be disregarded.

7. Prior to the Effective Time, neither Parent nor any person related (within the meaning of Treasury Regulation Section 1.368-1(e)(3)) to Parent (a) owns or has owned during the past five years any shares of Company stock or (b) has acquired or will acquire directly or indirectly (including, without limitation, through a partnership) any share of Company stock in anticipation of the Merger.

8. Prior to the Effective Time, (i) neither Company nor any person related (within the meaning of Treasury Regulation Section 1.368-1(e)(3)) to Company will have acquired Company stock; (ii) no share of Company stock has been or will be redeemed directly or indirectly (including, without limitation, through a partnership) by Company or acquired directly or indirectly (including, without limitation, through a partnership) by any subsidiary of Company in anticipation of the merger, and (iii) no distributions have been made with respect to Company stock, other than ordinary, normal, and regular dividend distributions made pursuant to Company's historic dividend-paying practice.

9. After the Merger, no dividends or distributions will be made on or in respect of any of the Parent stock issued to the Company stockholders in the Merger, other than dividends or distributions made on or in respect of Parent stock held by all stockholders of Parent stock.

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InteliData Technologies Corporation
June 17, 2005
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10. Following the Merger, Merger Sub will continue Company's historic business or use a significant portion of Company's historic business assets in a business within the meaning of Treasury Regulation Section 1.368-1(d).

11. Parent has no plan or intention to (i) liquidate Merger Sub; (ii) merge Merger Sub with or into another entity, including Parent and Parent's affiliates; (iii) sell, distribute, or otherwise dispose of any Merger Sub stock, or (iv) cause Merger Sub to sell, distribute or otherwise dispose of any of its assets or of any of the assets acquired from Company in the Merger, except for the dispositions made in the ordinary course of business or other payment of expenses incurred by Merger Sub pursuant to the Merger, and except for transfers described in Section 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the "Code") and Treasury Regulation Section 1.368-2(k).

12. The fair market value of Parent stock and other consideration received by each Company stockholder will be approximately equal to the fair market value of the Company stock surrendered in exchange therefor, and the aggregate consideration received by Company stockholders in exchange for their Company stock will be approximately equal to the fair market value of all the outstanding shares of Company stock immediately prior to the Merger.

13. The fair market value of Company's assets will, at the Effective Time of the Merger, equal or exceed the sum of the liabilities assumed by Merger Sub, plus the amount of liabilities, if any, to which the transferred assets are subject.

14. Any payment of cash in lieu of issuing fractional shares of Parent stock does not represent separately bargained for consideration and is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares. The total cash consideration that will be paid in the Merger to the Company stockholders, instead of issuing fractional shares of Parent stock, will not exceed one percent (1%) of the total consideration that will be issued in the Merger to Company stockholders in exchange for their Company stock. To the knowledge of Parent, Merger Sub, and Company, no Company stockholder will receive cash in lieu of fractional shares of Parent stock in an amount equal to or greater than the value of one full share of Parent stock.

15. Other than expenses relating to the Merger, the liabilities of Company assumed by Merger Sub and the liabilities to which the Company's assets are subject were incurred by Company in the ordinary course of its business.

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InteliData Technologies Corporation
June 17, 2005
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16. There is, and at the Effective Time of the Merger will be, no indebtedness existing between (a) Company or any subsidiary of Company and (b) Parent, Merger Sub, or any other subsidiary of Parent.

17. None of the amounts received by any Company stockholder in connection with any employment agreement, any covenant not to compete, any lease, any license or any other agreement or arrangement relating to the performance of services or transfer or use of property (other than the transfer of shares of Company stock) will be separate consideration for, or allocable to, any of his or her shares of Company stock; none of the shares of Parent stock received by any such stockholder will be separate consideration for, or allocable to, any employment agreement, any covenant not to compete, any lease, any license or any other agreement or arrangement relating to the performance of services or transfer or use of property (other than the shares of Company stock surrendered in the Merger); and the amounts paid to any such stockholder will be for services actually rendered or property actually acquired or used and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services or property.

18. Neither Parent nor any subsidiary of Parent (a) has transferred or will transfer cash or other property to Company or any subsidiary of Company in anticipation of the Merger or (b) has made or will make any loan to Company or any subsidiary of Company in anticipation of the Merger.

19. Since April 16, 1997, Company has not distributed to its shareholders or security holders stock or securities of a controlled corporation in a transaction to which section 355(a) of the Code applies.

20. Either (a) no shares of Company stock, if any, that were acquired in connection with the performance of services (including stock acquired through the exercise of an option or warrant acquired in connection with the performance of services) are subject to a substantial risk of forfeiture within the meaning of section 83(c) of the Code or (b) any shares of Parent stock received in exchange for shares of Company stock that were acquired in connection with the performance of services and are subject to a substantial risk of forfeiture within the meaning of section 83(c) of the Code will be subject to substantially the same risk of forfeiture after the Merger.

21. No outstanding Company stock acquired in connection with the performance of services was or will have been acquired within six months before the Effective Time by any person subject to section 16(b) of the Securities Exchange Act of 1934 other than pursuant to

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InteliData Technologies Corporation
June 17, 2005
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an award (a) granted under a plan that satisfies the requirements under S.E.C.
Rule 16b-3 or (b) granted more than six months before the Effective Time.

22. To the knowledge of Company, there is no plan or intention for Company [STOCK]holders to transfer any of the Parent common stock received in the Merger to Parent, Merger Sub, or to persons related to Parent or Merger Sub within the meaning of Treasury Regulation Section 1.368-1(e)(3).

23. Except as provided in Sections 5.15 and 7.2 of the Agreement, Parent, Company and Company stockholders will each pay separately their own expenses relating to the Merger.

24. For each of Target, Parent, and Merger Sub, less than 50 percent of the fair market value of its adjusted total assets consists of stock and securities. For purposes of the preceding sentence, (a) a corporation's adjusted total assets exclude cash, cash items (including accounts receivable and cash equivalents), and United States government securities and (b) a corporation's adjusted total assets exclude stock and securities issued by any subsidiary at least 50 percent of the voting power or 50 percent of the total fair market value of the stock of which is owned by the corporation, but the corporation is treated as owning directly a ratable share (based on the percentage of the fair market value of the subsidiary's stock owned by corporation) of the assets owned by any such subsidiary.

25. At all times during the five-year period ending on the Effective Time, the fair market value of all of Company's United States real property interests was and will have been less than 50 percent of the total fair market value of (a) its United States real property interests, (b) its interests in real property located outside the United States, and (c) its other assets used or held for use in a trade or business. For purposes of the preceding sentence, (x) United States real property interests include all interests (other than an interest solely as a creditor) in real property and associated personal property (such as movable walls and furnishings) located in the United States or the Virgin Islands and interests in any corporation (other than a controlled corporation) owning any United States real property interest, (y) Company is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust, or estate in which Company is a partner or beneficiary, and (z) any such entity in turn is treated as owning its proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which the entity is a partner or beneficiary. As used in this paragraph, "controlled corporation" means any corporation at least 50 percent of the fair market value of the stock of which is owned by Company, in the case of a first-tier subsidiary of Company, or by a controlled corporation, in the case of a lower-tier subsidiary.

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InteliData Technologies Corporation
June 17, 2005
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On the basis of the foregoing, and assuming that (a) the Merger will be consummated in accordance with the Agreement and (b) the facts and representations set forth herein and in the officers' certificates provided to us by Parent and Company are and will remain true and accurate, we are of the opinion that (under existing law) for federal income tax purposes the Merger will be a reorganization with the meaning of section 368(a) of the Code.

We are also of the opinion that the material federal income tax consequences of the Merger are fairly summarized in the S-4 under the headings "Questions and Answers About the Merger--What are the material income tax consequences of the merger to me?," "Summary--Material United States Federal Income Tax Consequences," and "The Merger and Special Factors Related to the
Merger--Material Federal Income Tax Consequences of the Merger."

Except as set forth above, we express no opinion regarding any tax consequences of the Merger. This opinion may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our prior written consent. We consent to the use of this opinion as an exhibit to the S-4 and to references to this firm in the S-4 under "The Merger and Special Factors Related to the Merger--Material Federal Income Tax Consequences of the Merger." In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                                                Very truly yours,

                                                /s/  HUNTON & WILLIAMS LLP